Exhibit 15.1

Our ref:	MCR/660874-000001/32189079v1

Xunlei Limited

3709 Baishi Road

Nanshan District, Shenzhen, 518000

The People’s Republic of China

24 April 2025

Dear Sirs

Xunlei Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Xunlei Limited, an exempted company incorporated with limited liability in the Cayman Islands (the "Company"), in connection with the filing by the Company with the United States Securities and Exchange Commission (the "SEC") of an annual report on Form 20-F for the year ended 31 December 2024 ("Form 20-F").

We hereby consent to the reference of our name under the heading "Item 10. Additional Information – E. Taxation – Cayman Islands Taxation" and “Item 16G. Corporate Governance” in the Form 20-F, and further consent to the incorporation by reference into the Registration Statement on Form S-8 (File No. 333-200633) filed on 28 November 2014, the Registration Statement on Form S-8 (File No. 333-257701) filed on 6 July 2021, the Registration Statement on Form S-8 (File No. 333-272690) filed on 16 June 2023 and the Registration Statement on Form S-8 (File No. 333-281272) filed on 6 August 2024 of the summary of our opinion under these headings in the Form 20-F. We also consent to the filing of this consent letter with the SEC as an exhibit to the Form 20-F.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP